Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/ Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE NAMES PAOLO PUCCI CHIEF EXECUTIVE OFFICER

AND MEMBER OF BOARD OF DIRECTORS

Woburn, MA, April 15, 2008 – ArQule, Inc. (NASDAQ: ARQL) today announced the appointment of Paolo Pucci as chief executive officer and a member of the Company’s board of directors, effective June 9, 2008.  Mr. Pucci succeeds Dr. Stephen A. Hill, who joined Solvay Pharmaceuticals as president and chief executive officer on April 1, 2008.  Peter Lawrence will remain at ArQule as president and chief operating officer.

Mr. Pucci comes to ArQule from Bayer A.G., where he currently serves as senior vice president and president in charge of the Bayer-Schering Pharmaceuticals Global Oncology/Specialized Therapeutics Business Units.  Previously Mr. Pucci was senior vice president and president of Bayer Pharmaceuticals Global Specialty Business Unit, head of U.S. Pharmaceutical Operations and a member of the Bayer Pharmaceuticals Global Management Committee.  Mr. Pucci joined Bayer as head of its Italian Pharmaceutical operations in 2001.  Prior to Bayer, Mr. Pucci held positions of increasing responsibility with Eli Lilly, culminating with his appointment as managing director, Eli Lilly Sweden AB.  At Lilly, his responsibilities included operations, sales, marketing and strategic planning.  Mr. Pucci holds an MBA from the University of Chicago and is a graduate of the Universita Degli Studi Di Napoli in Naples, Italy.

“Paolo Pucci brings to ArQule an ideal set of professional experiences and skills spanning clinical development, regulatory review, corporate alliance management, product launch and marketing,” said Patrick J. Zenner, chairman of ArQule’s board of directors. “In particular, his experience with Nexavar® (sorafenib), an oral multiple kinase inhibitor to treat liver and kidney cancers, will be invaluable as ArQule advances ARQ 197 and its other product candidates in advanced-stage clinical trials leading to regulatory review and product launch.

“Paolo’s success in leading stand-alone business units within large pharmaceutical companies makes him a good fit for the entrepreneurial culture of ArQule,” said Mr. Zenner.  “His team leadership approach, as exhibited at Bayer and Lilly, will also serve him well as he guides the Company into its next stages of growth.”

“I am looking forward to joining ArQule at an inflection point in the Company’s growth trajectory,” said Mr. Pucci.  “ArQule is a well positioned innovator with a novel lead compound in Phase 2 clinical trials and multiple earlier-stage product candidates that are differentiated from the competition.  Having contributed to the advancement of novel treatments that have delivered tangible benefits to cancer patients, I believe ArQule has the capability to introduce a new generation of molecules that target cancer cells with a high degree of specificity.  These products, and the technology platforms upon which they are based, have the potential to significantly improve the way cancer is treated.”

“The entire board would like to thank Peter Lawrence for his leadership of ArQule during this transition period,” said Mr. Zenner. “We look forward to Paolo Pucci assuming the role of chief executive officer, and we share his enthusiasm for the prospects of the Company as embodied in its clinical-stage products and its pipeline.”

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s clinical-stage products consist of ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase, and ARQ 501, an activator of the cell’s DNA damage response mechanism mediated by the E2F-1 transcription factor.  The Company’s most advanced pre-clinical development programs are focused on ARQ 761, a second-generation E2F-1 activator, as well as compounds that inhibit the Eg5 kinesin spindle protein and the B-RAF kinase.  ArQule’s discovery efforts are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate), an energy source for cells.

This press release contains forward-looking statements regarding the Company’s products and product candidates.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, the Company’s may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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